Exhibit 10.7
AGREEMENT FOR SHARING DEVELOPMENT COSTS
     THIS AGREEMENT is entered into as of July 18th and effective as of July 1, 2005 (the “Effective Date”) by and between Micrus Endovascular Corporation (“Micrus US”), a Delaware corporation whose principal office is at 610 Palomar Avenue, Sunnyvale, California 94085, and Micrus Endovascular SA (“Micrus International”), a corporation organized under the laws of Switzerland whose principal office is at En Chamard, 1442 Montagny-Pres-Yverdon, Switzerland (each, a “Party” and collectively, the “Parties”).
RECITALS
     WHEREAS, within their respective territories, Micrus US and Micrus International are, or intend to be, engaged in the business of developing, manufacturing, selling and supporting medical devices;
     WHEREAS, Micrus US and Micrus International have entered into license agreement dated concurrently herewith (the “License Agreement”) under which Micrus International has obtained certain intellectual property rights for the use of the Licensed Technology (as defined therein) as they exist on the Effective Date including the right to use the Licensed Technology for research and development purposes; and
     WHEREAS, Micrus US and Micrus International desire to pool their resources for the purpose of further developing and otherwise enhancing the value of the Licensed Technology and desire to obtain the benefits from exploiting such developments in their respective businesses in accordance with this Agreement for Sharing Development Costs (“Agreement”), which is intended to be a “qualified cost sharing agreement” as defined in section 1.482-7 of U.S. Treasury Regulations;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the Parties hereto agree as follows:

1.	DEFINITIONS
     For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:
1.1	“Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” means ownership, either direct or indirect, of more than fifty percent (50%) of the equity interest entitled to vote for the election of directors or equivalent governing body.
1.2	“Aggregate Allocable Development Costs” for any Year means the sum of the Development Costs of Micrus US and Micrus International during such Year.
1.3	“Annual Cost Sharing Report” means the document prepared by the Parties as provided in Articles 3 and 4 of this Agreement.
1.4	“Cost Share” and “Cost Share Percentage” for any Year are the amounts specified in Article 3 of this Agreement.
1.5	“Developed Intangibles” means any and all Micrus Licensed Technology arising from or developed as a result of the Development Program, and all elements of the Micrus Brand Rights that are created through, or derive their value from, the Parties’ activities after the Effective Date, and any applicable intangible property as defined under Treasury Regulation Section 1.482-4(b).
1.6	“Development Costs” means those costs incurred by each Party that are specified in Article 2 of this Agreement.
1.7	“Development Program” means the activities of either Party that give rise to Development Costs, with due regard to the rules and principles of Section 2.4 of this Agreement.
1.8	“Fiscal Year End” means March 31, the last day of each of Micrus US’s fiscal year ending after the Effective Date.
1.9	“Local Business” shall mean and include the establishment, marketing, and operation of the Micrus business within a specific country or region (including Micrus’s business currently operated by Micrus US in the United States).

1.10	“Licensed Technology” means: all Patent Rights, Technical Information, Brand Rights, and Copyrights (as such terms are defined in the License Agreement), including without limitation, all right, title and interest in the foregoing, and all devices, patents, copyrights, hardware, software, trade secrets, proprietary techniques, business models, processes, methods, applications, technical information, documentation and other similar items that were conceived, discovered, owned, licensed, or acquired by Micrus US or any of its Affiliates or agents prior to or as of the Effective Date.
1.11	“Micrus Brand Rights” means (a) all trade names, trademarks, service marks, logos, Internet domain names or similar property that Micrus US uses, has developed or has registered anywhere in the world, and any derivations of such marks that are developed, used or registered in the future; and (b) all customer lists, market surveys, customer and transaction data, and other market or customer related intangible property or goodwill that Micrus US has created, collected or acquired, or that either Party creates, collects or acquires in the future, and any applicable intangible property as defined under Treasury Regulation Section 1.482-4(b).
1.12	“Net Funding Party” means the Party whose Cost Share for a particular Year is expected to exceed its Development Costs for that Year. Initially, Micrus International shall be the Net Funding Party.
1.13	“Patent Rights” means (a) any and all issued patents, reissue or reexamination patents, patents of importation, revivals of patents, revalidation patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name; and (b) all U.S. and foreign utility and design Patents, and published or unpublished regular patent and provisional applications, including without limitation any and all applications of addition, divisionals, continuations, continuations-in-part (“CIPs”), continuing prosecution applications (“CPAs”), reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefore, invention disclosures and records of invention, and any license to practice any of the foregoing.
1.14	“Prior Year Adjustment” means any adjustment to the Parties’ Cost Shares for a Year prior to the current Year, which may be made in accordance with Article 3.5 of this Agreement.
1.15	“Quarterly Close Date” means June 30, September 30 and December 31, or equivalent dates corresponding to the last day of the fiscal quarters of Micrus US’s fiscal year, and also includes the Fiscal Year End.

1.16	“Quarterly Payment” means a payment by the Net Funding Party to the other Party as provided in Article 4.1 of this Agreement.
1.17	“Year” means each period between Fiscal Year Ends, except the first Year shall begin on the Effective Date and end on March 31, 2006, and the final Year shall end on the date of termination of this Agreement.
2. DEVELOPMENT COSTS
2.1 Development Costs. Development Costs of a Party shall mean the following:
a.	All costs incurred by such Party from activities relating to the further development or refinement of the Micrus Licensed Technology (but specifically excluding all license fees and royalties paid by Micrus International to Micrus US pursuant to the License Agreement);

b.	All costs incurred by such Party from activities relating to the protection of Micrus Licensed Technology and the promotion of the Micrus Brand Rights on a global basis, or the creation or refinement of Global Brand Protocols (as defined in the License Agreement), but shall specifically exclude costs relating solely to the promotion of a Local Business, to obtaining and renewing government registrations or filings to protect the use of the Micrus Licensed Technology in a Local Business or to day-to-day operations of a Local Business. Costs shall include expenses related to quality control standards and specifications established from time-to-time by Micrus US, including any requirements of applicable regulatory agencies worldwide for the manufacture and sale of Licensed Technology, as mutually agreed upon by the parties.

c.	Costs of stock-based compensation granted to Micrus US or Micrus SA employees or independent contractors on or after the Effective Date, but only to the extent such employees or independent contractors are engaged in a Development Program. Costs will exclude any amount for stock-based compensation granted before the Effective Date. The parties further agree that cost-sharing payments made under this Agreement in any year to account for the costs of stock-based compensation will be refunded in their entirety in the event that the current Treas. Reg. § 1.482-7 requirement to include stock-based compensation in the calculation of intangible development costs is invalidated or withdrawn. Pursuant to Treas. Reg. §1.482-7(d)(2)(iii)(B) the parties hereby elect to take into account all operating expenses attributable to stock options in the same amount, and as of the same time, as the fair value of the stock options reflected as a charge against income in the audited financial statements of Micrus US or disclosed in footnotes to the audited financial statements of Micrus US.
2.2	Sublicensee’s Costs. Development Costs incurred by a person that has licensed, sublicensed or otherwise received rights in the Micrus Licensed Technology or the Micrus Brand Rights from a Party (“Sublicensee”) shall be considered Development Costs of that Party if the Party materially participates in the management or control of the sublicensee and if the Party retains ownership of, or receives material rights to use, any intangible property developed by the sublicensee.
2.3	Determination of Costs. The following principles shall apply in the determination of Development Costs:
a.	Costs shall be determined in accordance with U.S. generally accepted accounting principles as applied by Micrus US for financial reporting purposes and in accordance with the relevant Treasury Regulations.

b.	Such costs shall specifically exclude any amounts relating to or resulting from a corporate merger or acquisition, regardless of their accounting treatment or characterization. For example, costs exclude any charge for in-process research and development resulting from a transaction treated as an acquisition.

c.	Such costs shall exclude any depreciation or amortization incurred by either Party, provided, however, that for administrative convenience the Parties may agree to use such depreciation and amortization as reasonable proxies for an arm’s length charge for the use of tangible personal property where the amounts are relatively similar.

d.	Such costs shall include direct costs of the relevant activities, and an allocable share of administrative, overhead and other indirect costs. Allocations of indirect costs and of any direct costs that benefit both the Development Program and a Party’s other business activities shall be made using methods that are mutually agreed to be consistent, reasonable and in keeping with sound accounting practices.
2.4	Scope of the Development Program. In general, the Parties intend that all development activities relating to any product or service of either Party be included within the scope of the Development Program, and that all intellectual property rights related to such products and services be included within the Micrus Licensed Technology and the Micrus Brand Rights. In this regard, the following specific rules apply:
a.	Existing Products and Services. The Parties hereby note that the Micrus Licensed Technology and the Micrus Brand Rights include all intellectual property rights related to all products and services of either Party in existence as of the Effective Date, and the Development Program includes all development activities related to improving or extending such products and services.

b.	New Lines of Business. In the event that either Party undertakes development activities relating to any new products or services, such activities will be included in the Development Program except to the extent specifically excluded by the written agreement of the Parties. Micrus International may only perform development activities upon receiving the express consent of Micrus US.

c.	Acquisitions. In the event that either Party acquires any intellectual property after the Effective Date from a non-Party by means of a cash purchase or corporate merger, such intangible property shall be added to the Development Program unless either Party gives written notice objecting thereto within sixty (60) days of the acquisition date or unless the Parties fail to enter into a written agreement providing appropriate arm’s length compensation for use of such property.

d.	Licenses. In the event that either Party licenses any intellectual property from a non-Party after the Effective Date, such intangible property shall be added to the Development Program unless either Party gives written notice objecting thereto within sixty (60) days of the license date. Royalties and other fees related to such license shall be treated as a Development Cost of the licensee Party unless the Parties enter into a written sublicense or assignment of such license.
The Parties shall memorialize any new or acquired products or services that are excluded from the Development Program by amending Exhibit A to this Agreement.
3.	DEVELOPMENT COST ALLOCATION
On or before the first Quarterly Close Date following each Fiscal Year End, Micrus US and Micrus International shall each prepare necessary financial statements and forecasts, and shall jointly reconcile and consolidate such statements and forecasts into an “Annual Cost Sharing

Report” relating to the Year just ended, containing the information required by this Article 3 and signed by both Parties.
3.1	Determination of Aggregate Allocable Development Costs. The Annual Cost Sharing Report shall indicate the types and amounts of Development Costs incurred by each Party during the Year. The sum of the Parties’ Development Costs incurred during the Year is the Aggregate Allocable Development Costs.
3.2	Financial Results and Forecasts. The Annual Cost Sharing Report shall also include such financial information and forecasts as may be mutually agreed to be necessary to obtain the most reliable measure of benefits reasonably anticipated to be derived by each Party from the Developed Intangibles. The Parties currently anticipate that the most reliable measure of benefits will be projected sales revenues.
3.3	Cost Share Percentages. The Annual Cost Sharing Report shall include the determination of (a) each Party’s Cost Share Percentage for the Year, which shall be the ratio of benefits realized or forecasted for such Party for the Year over the total benefits realized or forecasted for both Parties for the Year; and (b) each Party’s Cost Share for the Year, which shall be the Aggregate Allocable Development Costs for the Year multiplied by such Party’s Cost Share Percentage.
3.4	Amendments and Compensating Adjustments. At any time before payment of the third and final Quarterly Payment for any Year, the Parties may upon mutual agreement amend the Annual Cost Sharing Report for the previous Year to reflect the most reliable financial data and forecasts then available, and make an appropriate compensating adjustment to be settled no later than the next Quarterly Payment.
3.5	Reconciliation of Prior Year Cost Shares. The Annual Cost Sharing Report shall include a reconciliation of all prior year Cost Share computations that relied on forecasts of current Year financial results. The prior year Cost Share Percentages shall be recomputed by replacing prior forecasts with most recent actual data and forecasts available. Prior Year Adjustments shall be determined for those prior years in which either Party’s initial Cost Share Percentage differed by more than fifteen percent (15%) from the recomputed percentage unless such difference was due to an extraordinary event, beyond the control of the Parties, which could not reasonably have been anticipated at the time that costs were shared.
3.6	Reallocation after Government Adjustment. In the event the Cost Share of either Party (for any Year) is adjusted by any government fiscal authority, the Parties shall make appropriate collateral adjustments, in accordance with applicable tax regulations regarding cost-sharing arrangements to the Cost Share for such Year and for any subsequent years to reflect the adjustment and shall determine Prior Year Adjustments. Any such adjustments shall be settled in accordance with Section 4.2 of this Agreement at such time as the government adjustment becomes final (including the resolution of any competent authority proceedings that may be initiated).
4.	FUNDING AND SETTLEMENT PAYMENTS
4.1	Quarterly Payments. On or before each Quarterly Close Date after the close of the first fiscal quarter following the Effective Date (or such other date as the Parties mutually agree), the Net Funding Party shall pay the other Party an amount (“Quarterly Payment”) equal to one-fourth its Cost Share for the Prior Year less its expected Development Costs for the quarter (or such other amount as the Parties mutually agree).
4.2	Year-End Settlement Amount. The Annual Cost Sharing Report shall include the following computation (“Year-End Settlement Amount”) for each Party:
a.	the Party‘s Cost Share for the Year, plus

b.	the sum of all Prior Year Adjustments for the Party (if any), plus or minus

c.	the Quarterly Payments received or paid, respectively, by the Party, minus

d.	the Party‘s Development Costs for the Year.
Within sixty (60) days of the Fiscal Year End, the Party for whom the Year-End Settlement Amount is positive shall pay such amount to the other Party.
4.3	Records and Audits. The Parties shall each maintain complete and accurate written records for four (4) years, in sufficient detail to permit ready verification of the computation of Development Costs and the allocation of such costs, and shall allow each party or its designee to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of the computation and allocation of the Development Costs. If, as a result of any audit verification or certification, there is an adjustment in the amounts and allocations determined under Article 4, settlement amounts resulting from such adjustments plus interest thereon at the U.S. prime rate shall be paid on or before the next Quarterly Close Date.

4.4	Currency. Unless otherwise agreed by the Parties, all payments contemplated hereby or made by the Parties in connection herewith shall be made in the lawful currency of the United States of America. In making any calculation hereunder, any amounts in currencies other than the U.S. dollar shall be translated into U.S. dollars at the prevailing bookkeeping rate used by Micrus US during the period in which the revenue or expense is recognized under U.S. generally accepted accounting principles.
4.5	Netting of Amounts Payable. A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable, whether arising under this or any other agreement, shall be acceptable payment, effective as of the date of the netting on the books of the Parties.
4.6	Assumption of Development Risk. Each Party shall bear its Cost Share in accordance with terms of this Agreement without regard to the success or failure of the Development Program or the commercial viability of the Developed Intangibles.
5.	OWNERSHIP OF DEVELOPED INTANGIBLES
5.1	Legal Title. Unless otherwise agreed by the parties, legal title to Developed Intangibles shall be vested in Micrus US subject to the rights and obligations of Micrus International under this Agreement. Each Party shall, from time to time, take such steps as are reasonably necessary to ensure maximum intellectual property rights in Developed Intangibles are secured and preserved, including registering or filing for the rights in the name of the most appropriate Party for this purpose.
5.2	Beneficial Rights. So that each Party may exploit the Developed Intangibles in its respective business and fully enjoy the benefits thereof, each Party shall have worldwide (except as provided in Section 5.3 below), non-exclusive, perpetual (subject to Section 8.5) rights to use, copy, display, modify, or otherwise exploit Developed Intangibles to which the other Party holds legal title.
5.3	U.S. Manufacturing and Sales Rights. Notwithstanding Section 5.2 above, Micrus US shall obtain sole and exclusive rights (legal and beneficial) to the following:
a.	all rights to use the Developed Intangibles in connection with manufacturing products within the United States;

b.	all rights to use the Developed Intangibles in connection with selling products or providing services to customers with respect to products which are installed in the United States; and

c.	all rights to sublicense the Developed Intangibles in whole or in part to any person or persons for use in connection with the manufacture and sale of the products within the United States.
5.4	Sublicenses. With the prior written consent of the other Party, each Party shall have the right to license, sublicense (other than with respect to the exclusive rights set forth in Section 5.3(c) which are reserved for Micrus US) or transfer its rights in the Developed Intangibles hereunder in whole or in part to any person or persons provided that such license, sublicense or transfer is pursuant to a signed agreement which has terms and restrictions at least as protective of the Developed Intangibles as this Agreement.
6.	LIMITATION OF LIABILITY.
IN NO EVENT WILL MICRUS US, OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES, HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, OR LOSS OF USE, EVEN IF MICRUS US HAS BEEN ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES.
7.	CONFIDENTIAL INFORMATION
7.1	Obligations. The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) information which is marked as “proprietary” or “confidential” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence and shall not disclose it to any third party without the Disclosing Party’s written consent. Each Party shall use at least the same procedures and degree of care which it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care.
7.2	Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:
a.	was already known by the Receiving Party without an obligation of confidentiality at the time of disclosure hereunder;

b.	was generally available to the public at the time of its disclosure to the Receiving Party hereunder;

c.	became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement;

d.	was subsequently lawfully and independently disclosed to the Receiving Party by a person other than Disclosing Party;

e.	was independently developed by the Receiving Party; or

f.	is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the Receiving Party shall provide prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.
8.	TERM AND TERMINATION
8.1	Term of the Agreement. The initial term of this Agreement shall be for one year from the Effective Date. Following the initial term, this Agreement shall continue in force until such time that either Party gives written notice to the other to terminate the Agreement. Such notice shall be no less then sixty (60) days prior to proposed termination date.
8.2	Immediate Termination upon Notice for Change in Control or Substantial Encumbrance. In the event that the direct or indirect ownership of Micrus International undergoes a change in control so that Micrus International and Micrus US cease to be Affiliates, or in the event that a substantial portion of Micrus International’s assets or the conduct of Micrus International’s business shall be substantially encumbered by extraordinary governmental action or by operation of law, including bankruptcy or similar proceedings,

Micrus US may, at its option, terminate this Agreement effective immediately upon written notice given to Micrus International. For purposes of this paragraph, notice shall be effective when sent.
8.3	Termination After Failure to Cure for Failure of Performance. If any Party shall fail to perform any of its covenants contained in this Agreement or in the License Agreement, Contract Manufacturing Services Agreement, or Supportive Services Agreement between the Parties with the same effective date, and shall fail to cure such default within sixty (60) days after receipt of a notice from the other Party, the Party giving notice shall have the right to terminate this Agreement immediately by giving written notice to the other Party.
8.4	Return of Documents. In the event of termination of this Agreement, Micrus US and Micrus International shall return to each other all documents, records, notes and other evidence or descriptions of Developed Intangibles relating to improvements/refinements to the Micrus Licensed Technology in their possession which are the other’s property.
8.5	Effect of Termination. Upon any termination under Section 8.2 or resulting from Micrus International’s default under Section 8.3, all rights of Micrus International in the Developed Intangibles shall transfer immediately to Micrus US without requirement of notice or action of any kind, subject to fair compensation for such rights after settlement of other claims or liabilities between the Parties. In the event of any other termination of this Agreement, Micrus US and Micrus International shall retain those rights in the Developed Intangibles which each had acquired pursuant to the Agreement prior to the termination.
8.6	Final Payment. Upon any termination, treating the date of termination as the final “Fiscal Year End,” the Parties shall prepare a final Annual Cost Sharing Report as provided in Articles 3 and 4, and shall arrange to pay or otherwise settle the Year-End Settlement Amount as provided by Article 4.1.
9.	MISCELLANEOUS
9.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to conflict of laws principles. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or any transaction

hereunder.	The Parties hereby expressly consent to the personal jurisdiction and venue of the courts of California.
9.2	Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.
9.3	Amendments. This Agreement may not be altered or amended except by a written instrument signed by the authorized legal representatives of both Parties. Any material modification of this Agreement that results in a transfer of rights to Developed Intangibles between the Parties shall require fair compensation.
9.4	Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of any Affiliate that is the successor to substantially all of the assets and businesses of either Party. Neither Party may otherwise assign this Agreement without the other Party’s written authorization.
9.5	Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.
9.6	Entire Agreement. This Agreement (including the Exhibit and any addenda hereto signed by both Parties) and the other documents referred to herein, contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter.
9.7	Relationship Between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.
9.8	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and both of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.
9.9	Notices. Any notices required or permitted hereunder shall be given in writing either (a) through personal delivery by courier with tracking capabilities or otherwise, (b) by telecopy or other electronic medium, or (c) by deposit in the mail. Any notice given using means described in (a) or (c) of the preceding sentence shall be sent to the other Party at the address set forth in the first paragraph of this Agreement or to such other address as the Party has designated by notice given pursuant to this Agreement. All notices shall be deemed given or made (x) on the date delivered if delivered personally, by courier or otherwise, (y) on the date initially received, if delivered by telecopy or other electronic medium, or (z) on the third business day after it is mailed.
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     By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Micrus Endovascular Corporation

By:	/s/ John Kilcoyne

Printed Name: John Kilcoyne

Title: President and Chief Executive Officer

Micrus Endovascular SA

By:	/s/ Beat Merz

Printed Name: Beat Merz

Title: President and Administrator

By:	/s/ Francois Requin

Printed Name: Francois Requin

Title: Administrator

EXHIBIT A
EXCLUDED PRODUCTS OR SERVICES
     Pursuant to Section 2.4 of the Agreement for Sharing Development Costs, the Parties hereby agree that the following products or services developed or acquired by the specified Party are excluded from the Development Program:

Product or Service	Party	Effective Date	Signatures (or Initials)
None	N/A	N/A